Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We hereby consent to the incorporation by reference in the Registration Statement on Form S-3 (No. 333-205049) of our report dated April 10, 2017 included in this Annual Report on Form 10-K of One Horizon Group, Inc. (the “Company”), relating to the consolidated financial statements of the Company as of December 31, 2016 and 2015 and for the years then ended.

/s/ Cherry Bekaert LLP

Tampa, Florida

April 10, 2017